THE STEAK N SHAKE NON-QUALIFIED SAVINGS PLAN

Amended and Restated as of March 15, 2010

TABLE OF CONTENTS

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ARTICLE I
RESTATEMENT AND PURPOSE

Section 1.01 History and Restatement.  The Steak n Shake Company established The Steak n Shake Company Non-Qualified Savings Plan ("Plan") effective November 12, 2004 and has amended and/or restated the Plan on multiple occasions since that time.  The Steak n Shake Company most recently restated the Plan, effective January 1, 2008, to comply with the requirements of Code Section 409A and the guidance thereunder.  Effective March 15, 2010, by action of its board of directors, Biglari Holdings Inc. (formerly The Steak n Shake Company) transferred sponsorship and administration of the Plan and all related corresponding duties and responsibilities to its wholly-owned subsidiary, Steak n Shake Operations, Inc.  Biglari Holdings Inc., however, maintains the obligation to pay benefits accrued under the terms and conditions of the Plan and has established a rabbi trust for purposes of holding the assets representing the obligations accrued under the Plan.  By this restatement, which is generally effective as of March 15, 2010, Steak n Shake Operations, Inc. amends the Plan to change the name of the Plan to The Steak n Shake Non-Qualified Savings Plan and to make certain other revisions to the Plan.  The Plan is intended to comply with Code Section 409A and the guidance thereunder.

Section 1.02 Purpose.  The Plan is intended to constitute an unfunded plan maintained by the Employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 401 of ERISA.

Section 1.03 Grantor Trust.  Biglari Holdings Inc. has established a grantor rabbi trust to hold assets for the provision of benefits under the Plan.  Assets of the Trust are subject to the claims of the general creditors of Biglari Holdings Inc., and no Participant shall have any interest in any assets of the Trust or an Employer other than as a general creditor of Biglari Holdings Inc. and/or the Employer.

ARTICLE II
DEFINITIONS AND INTERPRETATION

Section 2.01 Definitions.  When the first letter of a word or the words in a phrase are capitalized herein, the word or phrase shall have the meaning specified below:

(a)           "Account" means the bookkeeping account established to reflect a Participant's interest under the Plan attributable to Deferral Contributions, Matching Contributions and Employer Discretionary Contributions and the Account Adjustments thereon.  The Administrator shall maintain a separate Account with respect to amounts deferred pursuant to each deferral election and any related Matching Contributions and/or any Employer Discretionary Contributions.  Where the context so permits, the term "Account" means the amount credited to such bookkeeping account.

(b)           "Account Adjustment" means, with respect to an Account, the amounts credited or debited to the Account (for earnings, losses, gains, dividends, expenses, etc.) pursuant to Section 5.06.

(c)           "Administrator" means the committee or such other person that the Board designates as Administrator.  To the extent that the Administrator delegates a duty or responsibility to an agent, the term "Administrator" shall include such agent.  To the extent the Board does not designate an Administrator, the Company shall be the Administrator.

(d)           "Affiliated Employer" means a member of a controlled group of corporations (as defined in Code Section 414(b)) of which the Company is a member or an unincorporated trade or business under common control (as defined in Code Section 414(c)) with the Company designated as eligible by the Administrator to participate in the Plan, and any successor thereto that adopts this Plan.  As of the effective date of this restatement, the Affiliated Employers are Biglari Holdings Inc. and Steak n Shake Enterprises, Inc.

(e)           "Alternate Payee" has the meaning set out in ERISA Section 206(d)(3)(K).

(f)           "Applicable Form" means a form provided by the Administrator for making an election or designation under the Plan.  To the extent permitted by the Administrator, an Applicable Form may be provided and/or an election or designation made electronically.

(g)           "Beneficiary" means the person or persons entitled to receive a Participant's remaining Accounts, if any, after his death.  A Participant's Beneficiary shall be determined as provided in Section 7.06.

(h)           "Benefit Claim" means a request or claim for a benefit under the Plan, including a claim for greater benefits than have been paid.

(i)           "Board" or "Board of Directors" means the Company's Board of Directors or, where the context so permits, its designee.

(j)           "Break in Service" means a Period of Severance of at least 12 consecutive months.

(k)           "Change in Control" means a change in control with respect to the applicable corporation, as defined in 26 CFR section 1.409A-3(i)(5).  For purposes of this definition "applicable corporation" means:

(1)           The corporation for which the Participant is performing services at the time of the change in control event;

(2)           The corporation(s) liable for payment hereunder (but only if either the accrued benefit hereunder is attributable to the performance of service by the Participant for such corporation(s) or there is a bona fide business purpose for such corporation(s) to be liable for such payment and, in either case, no significant purpose of making such corporation(s) liable for such benefit is the avoidance of Federal income tax); or

(3)           A corporate majority shareholder of one of the corporations described (1) or (2) above or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (1) or (2) above.

(l)           "Code" means the Internal Revenue Code of 1986, as amended from time to time.

(m)           "Company" means Steak n Shake Operations, Inc.

(n)           "Compensation" means:

(1)           Wages as defined in Code Section 3401(a) and all other payments of compensation to an Eligible Employee by the Employer (in the course of the Employer's trade or business) for which the Employer is required to furnish the Eligible Employee a written statement under Code Sections 6041(d) and 6051(a)(3), excluding (i) Performance-based Bonuses, (ii) the value of a qualified or non-qualified stock option granted to an Employee by the Employer to the extent such value is includable in the Employee's taxable income, (iii) severance pay, (iv) reimbursements or other expense allowances, (v) fringe benefits (cash and non-cash), (vi) moving expenses, (vii) deferred compensation, and (viii) welfare benefits, but including amounts that are not includible in the gross income of the Eligible Employee under a salary reduction agreement by reason of the application of Code Sections 125, 132(f)(4), 402(e)(3), 402(h) or 403(b).    Compensation shall be determined without regard to any rules under Code Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)); and

(2)           Any and all monetary remuneration paid to the Director by the Employer, including, but not limited to, meeting fees and annual retainers, and reported on a Form 1099.

For purposes of this subsection, Compensation shall also include amounts deferred pursuant to an election under Section 4.01.

(o)           "Deferral Contribution" means the amount credited to a Participant's Account as the result of the Participant's election to reduce his Compensation and/or Performance-based Bonus in exchange for such credit, as described in Article IV.

(p)           "Denial" or "Denied" means a denial, reduction, termination, or failure to provide or make payment (in whole or in part) of a Plan benefit.

(q)           "Designated Benefit Commencement Date" means, with respect to an Account, the date elected by a Participant on the Applicable Form for distribution (or commencing distribution, if payable in installments) of the Account.  Such date may be the date on which the Participant Separates from Service, a year specified by the Participant, or the date on which a Change of Control occurs.  If a Participant fails to elect a Designated Benefit Commencement Date, the Designated Benefit Commencement Date shall be the date on which the Participant Separates from Service.

(r)           "Designated Form" means, with respect to an Account, the form in which a Participant has elected for the Account to be distributed.  The "Designated Form" must be either (i) a single lump sum payment or (ii) annual installments beginning on the Designated Benefit Commencement Date and continuing over the next following anniversaries of such date for a number of years elected by the Participant, not to exceed a total of 10 annual installments.  Each installment shall consist of a portion of the remaining vested Account, which shall be equal to (x) one divided by (y) one plus the number of installments remaining after the installment for which the calculation is being made.  If a Participant fails to elect the Designated Form for an Account, the Designated Form for such Account shall be a single lump sum payment.  Notwithstanding any provision in this subsection to the contrary, if a Participant elects a Change of Control as the Designated Benefit Commencement Date, the Designated Form shall be a single lump sum payment.

(s)           "Director" means a member of the Board or a member of the board of directors of an Employer.

(t)           "Eligible Employee" means a highly compensated, common-law management employee of an Employer selected by the Administrator.

(u)           "Employee Participant" means a Participant who is an Eligible Employee.

(v)           "Employer" means the Company and all of its Affiliated Employers.

(w)           "Employer Discretionary Contribution" means an amount credited to a Participant's Account pursuant to Section 5.04.

(x)           "ERISA" means the Employee Retirement Income Act of 1974, as amended from time to time.

(y)           "Fund" means an Investment Fund.

(z)           "Investment Fund" means a fund selected by the Administrator pursuant to Section 5.05 to determine Account Adjustments.

(aa)         "Matching Contribution" means an amount credited to a Participant's Account pursuant to Section 5.03.

(bb)         "Normal Retirement Age" means age 55.

(cc)         "Participant" means an Eligible Employee or Director who has elected to make deferrals under the Plan on an Applicable Form and whose Accounts have not been fully distributed.

(dd)         "Performance-based Bonus" means any bonus which constitutes compensation, the amount of, or entitlement to, which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months and which is further defined in Treasury Regulation § 1.409A-1(e).

(ee)          "Period of Severance" means a continuous period of time beginning on the date the Participant incurs a Separation from Service, or if earlier, the 12-month anniversary of the date on which the Participant was otherwise first absent from service.

(ff)           "Plan" means The Steak n Shake Non-Qualified Savings Plan as set out in this document, as amended from time to time.

(gg)         "Qualified Domestic Relations Order" has the meaning specified in ERISA Section 206(d)(3)(B).

(hh)         "Retire" or "Retirement" refers to Separation from Service after attaining Normal Retirement Age.

(ii)           "Separates from Service," "Separation from Service," or any variation thereof means a separation from service within the meaning of Code Section 409A(a)(2)(A)(i) and the guidance thereunder.

(jj)           "Specified Employee" means, with respect to the 12-month period beginning on the Specified Employee Effective Date, an individual who is a specified employee within the meaning of Code Section 409A(a)(2)(B)(i) and the guidance thereunder.

(kk)         "Specified Employee Effective Date" means the April 1 next following the Specified Employee Identification Date.

(ll)           "Specified Employee Identification Date" means December 31.

(mm)        Spouse" means, as of a Participant's Benefit Commencement Date, the person to whom the Participant is married in accordance with applicable law of the jurisdiction in which the Participant resides.

(nn)          "Trust" means the grantor trust established by Biglari Holdings Inc. to hold assets for the provision of benefits under the Plan.

(oo)          "Trustee" means the individual(s) or entity appointed by Biglari Holdings Inc. under the Trust agreement.

(pp)          "Unforeseeable Emergency" has the meaning given to such term by Code Section 409A and the guidance thereunder.  In general, the term means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising from events beyond the control of the Participant.

(qq)          "Years of Service" means, with respect to any Participant, the number of whole years of his periods of service with the Employer and any Affiliated Employers.  A Participant will receive credit for the aggregate of all time period(s) commencing with his Employment Commencement Date and ending on the date a Break in Service begins.  A Participant will also receive credit for any Period of Severance of less than 12 consecutive months.  Fractional periods of a year will be expressed in terms of days.  For purposes of this Plan, Years of Service shall also include a Participant's periods of service with Kelly Restaurants, Inc. and Creative Restaurants, Inc.

Section 2.02 Rules of Interpretation.

(a)           The Plan is intended to comply with (i) Code Section 409A and the guidance thereunder and (ii) the applicable provisions of ERISA, and it shall be interpreted and administered in accordance with such intent. Except as provided in the preceding sentence or as otherwise expressly provided herein, the Plan shall be construed, enforced, and administered, and the validity thereof determined, in accordance with the internal laws of the State of Indiana without regard to conflict of law principles and the following provisions of this Section.

(b)           Words used herein in the masculine shall be construed to include the feminine, where appropriate, and vice versa, and words used herein in the singular or plural shall be construed to include the plural or singular, where appropriate.

(c)           Headings and subheadings are used for convenience of reference only and shall not affect the interpretation of any provision hereof.

(d)           If any provision of the Plan shall be held to violate the Code or the applicable provisions of ERISA or be illegal or invalid for any other reason, that provision shall be deemed null and void, but the invalidation of that provision shall not otherwise affect the Plan.

(e)           Reference to any provision of the Code, ERISA, or other law shall be deemed to include a reference to the successor of such provision.

ARTICLE III
PARTICIPATION

The Administrator shall notify an individual of his eligibility to participate in the Plan as soon as administratively feasible after it determines that the individual has satisfied the requirements (other than notification) for eligibility to participate.  An individual shall become an Eligible Employee upon receipt of the Administrator's notice.  An Eligible Employee or a Director shall become a Participant only after completing such forms and making such elections as the Administrator may prescribe.

ARTICLE IV
DEFERRAL AND DISTRIBUTION ELECTIONS

Section 4.01 Deferral of Compensation.  An Eligible Employee or Director may elect pursuant to this Article IV to defer receipt of all or a portion, as specified in the election, of his Compensation that would otherwise be paid to him in cash.  All elections pursuant to this Article IV shall be made by filing an Applicable Form with the Administrator.  Subject to the provisions of Section 4.06, elections under this Article IV shall become irrevocable as on the last day of the applicable election period; provided, however, if the Administrator grants a Participant's request for a distribution on account of an Unforeseeable Emergency, it shall cancel the Participant's existing deferral elections.  Amounts deferred pursuant to a Participant's election shall be withheld from his cash compensation and credited to his Account as provided in Section 5.02.  The Participant's Employer shall withhold employment and other taxes with respect to the deferred amounts from the Participant's other compensation, as required by law.  If the Participant's other compensation is insufficient for that purpose, the Participant shall reimburse the Employer for the required withholding not withheld from the Participant's other compensation.

Section 4.02 Initial Deferral Election.  An individual may make a deferral election pursuant to this Section only within the enrollment period specified by the Administrator, which shall end not later than 30 days after the individual becomes an Eligible Employee or Director (or, if earlier, within 30 days after the date on which he becomes eligible to participate in any other plan of an Affiliated Employer that is required to be aggregated with this Plan for purposes of Code Section 409A).  Pursuant to such election, (i) an Eligible Employee or Director may elect to defer part of his Compensation for services performed after the date on which his election is filed with the Administrator and/or (ii) an Eligible Employee may elect to defer part or all of his Performance-based Bonus for services performed in months after the date on which his election is filed with the Administrator.  For purposes of clause (ii) of the preceding sentence, the portion of an Eligible Employee's Performance-based Bonus for services performed in days after the date on which his election is filed with the Administrator shall be equal to the amount of his Performance-based Bonus multiplied by a fraction, the numerator of which is the number of calendar days in the Performance-based Bonus period occurring after the filing of the Eligible Employee's election and the denominator of which is the number of calendar days in the Performance-based Bonus period.

Section 4.03 Annual Deferral Elections.  A Participant may elect to defer part or all of his Compensation for services performed during a calendar year by filing an election during the enrollment period established by the Administrator, which period shall end not later than December 31 of the preceding year.

Section 4.04 Elections to Defer Performance-based Bonus Payouts.  An Eligible Employee may elect to defer part or all of his cash payouts under a Performance-based Bonus, provided that such election is made during the enrollment period established by the Administrator, which period shall end not later than six (6) months before end of the performance period, and such election is otherwise permitted by Code Section 409A and the guidance thereunder.  Except as permitted by the preceding provisions of this Section, an Eligible Employee's election to defer part or all of his cash payouts under a Performance-based Bonus must be made before the beginning of the applicable performance period.

Section 4.05 Election of Form and Timing of Payment.  At the time a Participant makes a deferral election pursuant to Section 4.02, 4.03 or 4.04, he shall also elect a Designated Benefit Commencement Date and Designated Form for the Account to which amounts subject to the deferral are credited.

Section 4.06 Election Changes.  A Participant may, pursuant to this Section, elect to change the Designated Benefit Commencement Date and/or Designated Form for an Account, provided, however, that a Participant may make only one election pursuant to this Section with respect to an Account.  A Participant's election change pursuant to this Section shall be not be valid until 12 months after it is filed with the Administrator, and it shall be valid only if (i) it defers the original Designated Benefit Commencement Date for at least five years, and (ii) if it changes an election for payment at a specified time, it is made at least 12 months before the prior Designated Benefit Commencement Date.  In addition, if the prior Designated Benefit Commencement Date is based on the Participant’s Separation from Service, the Participant's new Designated Benefit Commencement Date must be precisely five years after the prior Designated Benefit Commencement Date.

ARTICLE V
PARTICIPANT ACCOUNTS

Section 5.01 Establishment of Accounts.  The Administrator shall establish a separate Account to reflect each Participant's interest under the Plan with respect to amounts deferred pursuant to each of the Participant's deferral elections.

Section 5.02 Crediting of Deferrals.  A Participant's deferrals shall be credited to his appropriate Account as of the payroll date on which they are withheld from his pay.

Section 5.03 Crediting of Matching Contributions.  The Employer shall credit a Matching Contribution to the Account of each Employee Participant entitled to such Matching Contribution.  Unless otherwise determined by the Administrator, the amount of the Matching Contribution shall be determined as follows:  For each Employee Participant who has made elective contributions (as defined in Treasury Regulation § 1.401(k)-6 ("Qualified Plan Deferrals")) of the maximum permitted under Code Section 402(g), or the maximum permitted under the terms of The Steak n Shake 401(k) Savings Plan or any successor thereto, (the "Qualified Plan") to the Qualified Plan, the Employer shall make a Matching Contribution in an amount equal to (a) minus (b) below:

(a)           The matching contributions (as defined in Treasury Regulation § 1.401(m)-1(a)(2) ("Qualified Plan Match")) that the Employee Participant would have received under the Qualified Plan on the sum of the contributions under Article IV and the Participant's Qualified Plan Deferrals, determined as though:

(1)           no limits otherwise imposed by the tax law applied to such Qualified Plan Match;

(2)           the Employee Participant's contributions under Article IV had been made to the Qualified Plan; and

(b)           The Qualified Plan Match actually made to such Employee Participant under the Qualified Plan for the applicable calendar year.

Provided, however, that the Matching Contributions credited to the Account of a Participant pursuant to this Section shall be limited pursuant to (c) and (d) below:

(c)           The sum of Matching Contributions made on behalf of a Participant pursuant to this Section for any calendar year and any other benefits the Participant accrues pursuant to another plan subject to Code Section 409A as a result of such Participant's action or inaction under a qualified plan with respect to elective deferrals and other employee pre-tax contributions subject to the contribution restrictions under Code Section 401(a)(30) or 402(g) shall not result in a decrease in the amounts deferred under all plans subject to Code Section 409A in which the Participant participates in excess of the limit with respect to elective deferrals under Code Section 402(g)(1)(A), (B) and (C) in effect for the calendar year in which such action or inaction occurs; and

(d)           The Matching Contributions made on behalf of a Participant pursuant to this Section shall never exceed 100% of the matching amounts that would be provided under the Qualified Plan absent any plan-based restrictions that reflect limits on qualified plan contributions under the Code.

Section 5.04 Crediting of Employer Discretionary Contributions.  The Employer may make Employer Discretionary Contributions to the accounts of Employee Participants in any amount (which amount may be zero), as determined by the Employer in its sole discretion from time to time in writing, which is hereby incorporated herein.

Section 5.05 Investment Options.  The Administrator shall, from time to time, specify the available Investment Funds, which the Administrator may prospectively change or close to new investments in its discretion.  Each Participant shall elect one or more Funds to which his existing Accounts shall be allocated, in increments of 1%.  A Participant may change his investment elections, and he may make separate investment elections with respect to his existing Accounts and future deferrals, under rules established by the Administrator.  Such elections may be further limited as required under applicable law. The sole purpose of the Funds is to measure Account Adjustments to the Participant's Accounts, and there is no requirement that amounts be invested in the Funds.

Section 5.06 Allocation of Earnings, Gains, Losses and Expenses.  As of the end of each business day (or at such other periods determined by the Administrator), the Administrator shall credit (or debit, as applicable) each Participant's Accounts with earnings, dividends, interest gains, or losses based on the performance of the Investment Funds as selected by the Participant (net of any related investment expenses).  In allocating such earnings, gains, dividends, interest and losses, the Administrator may adopt such procedures as it deems appropriate, in its sole discretion.  In addition, the Administrator may allocate administrative expenses and such other expenses related to the Plan to Participant Accounts and reduce such Accounts for such expenses on pro-rata basis, per capita basis or such other method selected by the Administrator.  Such adjustments under this Section 5.06 are referred to as Account Adjustments.

Section 5.07 Charge for Distributions.  Upon a distribution with respect to a Participant, the Participant’s appropriate Accounts shall be reduced by the amount of the distribution.

ARTICLE VI
RIGHT TO BENEFITS

Section 6.01 Retirement.  The Account of a Participant who attains Normal Retirement Age prior to a Separation from Service will be 100% vested.

Section 6.02 Death.  The Account of a Participant who dies before the distribution of his entire Account will be 100% vested, provided that at the time of his death he is earning Years of Service.  A distribution to a Beneficiary of a Specified Employee is not considered to be a payment to a Specified Employee for purposes of Section 7.05.

Section 6.03 Separation from Service.  Except as provided in Section 7.10, if a Participant has a Separation from Service, he will be entitled to a benefit equal to (i) the vested percentage(s) of the value of the Matching and Employer Discretionary Contributions credited to his Account, as adjusted for any Account Adjustments, such percentage(s) determined in accordance with the vesting schedule below, and (ii) the value of the portion of his Account attributable to Deferral Contributions as adjusted for any Account Adjustments.  The amount payable under this Section will be distributed in accordance with Article VII.

Years of Service	Vesting %
Less than 2	0
2	20
3	40
4	60
5	80
6 or more	100

The Employer shall comply with any service crediting rules to the extent required by applicable law.

Section 6.04 Forfeitures.  If a Participant has a Separation from Service, any portion of his Account (including any amounts credited after his Separation from Service) not vested or payable to him under Section 6.03 will be forfeited by him.

ARTICLE VII
DISTRIBUTION OF ACCOUNTS

Section 7.01 Distribution of Deferral Contributions.  Except as otherwise expressly provided in the following provisions of this Article, the portion of a Participant's Account attributable to Deferral Contributions and the related Account Adjustments attributable to such Deferral Contributions shall be distributed on the Designated Benefit Commencement Date and in the Designated Form.  Amounts shall be paid on the first day of the month which next follows the Designated Benefit Commencement Date or as soon as administratively feasible (and under no circumstances more than 30 days) thereafter.

Section 7.02 Distribution of Matching and Employer Discretionary Credits.  Except as otherwise expressly provided in the following provisions of this Article, the vested portion of a Participant's Account attributable to Matching and/or Employer Discretionary Contributions and the related Account Adjustments attributable thereto shall be distributed upon the Participant's Separation from Service and in the Designated Form.  Amounts shall be paid on the first day of the month which next follows the Participant's Separation from Service or as soon as administratively feasible (and under no circumstances more than 30 days) thereafter.

Section 7.03 Distribution Upon Death.  Notwithstanding Sections 7.01 and 7.02, if a Participant dies before the distribution of his entire vested Account balance, his remaining vested Account balance shall be distributed to his Beneficiary in a single lump sum payment on the first day of the month which next follows the Participant's date of death or as soon as administratively feasible (and under no circumstances more than 30 days) thereafter.

Section 7.04 Distribution on Account of Unforeseeable Emergency.  Notwithstanding Sections 7.01 and 7.02, if a Participant demonstrates to the satisfaction of the Administrator that he has incurred an Unforeseeable Emergency, the amount necessary to alleviate the financial hardship resulting from the Unforeseeable Emergency, as determined by the Administrator, shall be distributed from such Participant's vested Account to him as soon as administratively feasible after the Administrator’s decision.  If the Administrator grants a request for withdrawal pursuant to this Section, it shall prospectively cancel the Participant's existing deferral elections, and it shall take into account the amounts saved by the cancellation of those elections in determining the amount needed to satisfy the Participant's Unforeseeable Emergency.

Section 7.05 Delay in Payment for Specified Employees.  Notwithstanding any provision of this Plan to the contrary, to the extent required by Code Section 409A(a)(2)(B)(i) and the guidance thereunder, distributions to a Participant who is a Specified Employee on account of his Separation from Service for any reason other than death shall be delayed until the earliest date permitted by such section.  Payments delayed pursuant to the preceding sentence shall be adjusted by an Account Adjustments determined pursuant to Section 5.06, to the date on which such payments are made.

Section 7.06 Designating a Beneficiary.  The Participant may designate a Beneficiary only by filing a completed Applicable Form with the Administrator during his life.  The Participant's proper filing of a Beneficiary designation shall cancel all prior Beneficiary designations.  If the Participant does not designate a Beneficiary, or if all properly designated Beneficiaries die before the Participant, the Participant's Beneficiary shall be his Spouse, if living at the time of the Participant's death, or if his Spouse is not then living, to the Participant's estate.

Section 7.07 Payment of Small Account Balances.  Notwithstanding any provisions of this Plan to the contrary, the Administrator may, in its discretion, automatically pay out a Participant's vested Account in a lump sum, provided that such payment satisfies the following requirements:

(a)           Such payment results in the termination and liquidation of the entirety of the Participant's interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation § 1.409A-1(c)(2);

(b)           Such payment is not greater than the applicable dollar amount under Code Section 402(g)(1)(B); and

(c)           Such exercise of Administrator discretion is evidenced in writing no later than the date of such payment.

Section 7.08 Delay of Distribution.  Notwithstanding any provisions of this Plan to the contrary, the Administrator may, in its discretion, delay a payment otherwise required hereunder to a date after the Designated Benefit Commencement Date due to any of the circumstances described below, provided that the Administrator treats all payments to similarly situated Participants on a reasonably consistent basis.

(a)           In the event the Administrator reasonably anticipates that, if the payment were made as scheduled, the Employer's deduction with respect to such payment would not be permitted due to the application of Code Section 162(m), provided the delay complies with the conditions in Treasury Regulation § 1.409A-2(b)(7)(i);

(b)           In the event the Administrator reasonably anticipates that the making of such payment will violate Federal securities laws or other applicable law, provided the delay complies with the conditions in Treasury Regulation § 1.409A-2(b)(7)(ii);

(c)           Upon such other events and conditions as the Commissioner of the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin; or

(d)           Upon a Change in Control, provided the delay complies with conditions in Treasury Regulation § 1.409A-3(i)(5)(iv).

Section 7.09 Notice to Trustee.  The Administrator shall provide direction to the Trustee, as provided in the Trust agreement, whenever any Participant or Beneficiary is entitled to receive benefits under the Plan.  The Administrator's notice shall indicate the form, amount and frequency of benefits that such Participant or Beneficiary shall receive.

Section 7.10 Forfeiture of Matching and Employer Discretionary Contributions.  Notwithstanding any provisions of this Plan to the contrary, a Participant will forfeit his Matching and Employer Discretionary Contributions (regardless of whether vested) upon (a) a Participant's willful breach of any applicable confidentiality or non-competition agreement with the Employer; (b) a Participant's willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Employer or an affiliate which materially and adversely affects the operations or reputation of the Employer or an affiliate (monetarily or otherwise); or (c) a Participant's conviction of a felony crime, a crime involving moral turpitude or a crime involving property of the Employer, or entry of a plea of nolo contendere thereof.

ARTICLE VIII
ADMINISTRATION OF PLAN

Section 8.01 Powers and Responsibilities of the Administrator.

(a)           The Administrator shall have full responsibility and discretionary authority to control and manage the operation and administration of the Plan.  The Administrator is authorized to accept service of legal process on behalf of the Plan.  To the fullest extent permitted by applicable law, any action taken by the Administrator pursuant to a reasonable interpretation of the Plan shall be binding and conclusive on all persons claiming benefits under the Plan, except to the extent that a court of competent jurisdiction determines that such action was arbitrary or capricious.

(b)           The Administrator's discretionary powers include, but are not limited to, the following:

(1)           to interpret Plan documents, decide all questions of eligibility, determine whether a Participant has Separated from Service, determine the amount, manner, and timing of distributions under the Plan, and resolve any claims for benefits;

(2)           to prescribe procedures to be followed by a Participant, Beneficiary, or other person applying for benefits;

(3)           to appoint or employ persons to assist in the administration of the Plan and any other agents as it deems advisable;

(4)           to adopt such rules as it deems necessary or appropriate; and

(5)           to maintain and keep adequate records concerning the Plan, including sufficient records to determine each Participant's eligibility to participate and his interest in the Plan, and its proceedings and acts in such form and detail as it may decide.

Section 8.02 Indemnification.  The Company shall indemnify and hold harmless the Administrator, any person serving on a committee that serves as Administrator, and any officer, employee, or director of an Employer to whom any duty or power relating to the administration of the Plan has been properly delegated from and against any cost, expense, or liability arising out of any act or omission in connection with the Plan, unless arising out of such person's own fraud or bad faith.

Section 8.03 Claims and Claims Review Procedure.

(a)           All Benefit Claims must be made in accordance with procedures established by the Administrator from time to time.  A Benefit Claim and any appeal thereof may be filed by the claimant or his authorized representative.

(b)           The Administrator shall provide the claimant with written or electronic notice of its approval or Denial of a properly filed Benefit Claim within 90 days after receiving the claim, unless special circumstances require an extension of the decision period.  If special circumstances require an extension of the time for processing the claim, the initial 90-day period may be extended for up to an additional 90 days.  If an extension is required, the Administrator shall provide written notice of the required extension before the end of the initial 90-day period, which notice shall (i) specify the circumstances requiring an extension and (ii) the date by which the Administrator expects to make a decision.

(c)           If a Benefit Claim is Denied, the Administrator shall provide the claimant with written or electronic notice containing (i) the specific reasons for the Denial, (ii) references to the applicable Plan provisions on which the Denial is based, (iii) a description of any additional material or information needed and why such material or information is necessary, and (iv) a description of the applicable review process and time limits.

(d)           A claimant may appeal the Denial of a Benefit Claim by filing a written appeal with the Administrator within 60 days after receiving notice of the Denial.  The claimant's appeal shall be deemed filed on receipt by the Administrator.  If a claimant does not file a timely appeal, the Administrator's decision shall be deemed final, conclusive, and binding on all persons.

(e)           The Administrator shall provide the claimant with written or electronic notice of its decision on appeal within 60 days after receipt of the claimant's appeal request, unless special circumstances require an extension of this time period.  If special circumstances require an extension of the time to process the appeal, the processing period may be extended for up to an additional 60 days.  If an extension is required, the Administrator shall provide written notice of the required extension to the claimant before the end of the original 60-day period, which shall specify the circumstances requiring an extension and the date by which the Administrator expects to make a decision.  If the Benefit Claim is Denied on appeal, the Administrator shall provide the claimant with written or electronic notice containing a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Benefit Claim, as well as the specific reasons for the Denial on appeal and references to the applicable Plan provisions on which the Denial is based.  The Administrator's decision on appeal shall be final, conclusive, and binding on all persons, subject to the claimant's right to file a civil action pursuant to ERISA Section 502(a).

ARTICLE IX
AMENDMENT AND TERMINATION

The Plan shall be binding upon any successor to substantially all the assets of the Company.  The Company may, however, at any time, amend the Plan to provide that no additional benefits shall accrue with respect to any Participant under the Plan; provided, however, that no such amendment shall (i) deprive any Participant or Beneficiary of any benefit that accrued under the Plan before the adoption of such amendment; (ii) result in an acceleration of benefit payments in violation of Code Section 409A and the guidance thereunder, or (iii) result in any other violation of Section 409A or the guidance thereunder.  The Company may also, at any time, amend the Plan retroactively or otherwise, if and to the extent that it deems such action appropriate in light of government regulations or other legal requirements. The Company reserves the right to terminate the Plan at any time and provide for the distribution of benefits in a manner that complies with Code Section 409A.

ARTICLE X
MISCELLANEOUS

Section 10.01Obligations of Biglari Holdings Inc.  The obligation of Biglari Holdings Inc. hereunder shall be a contractual obligation to make payments to Participants or Beneficiaries entitled to benefits provided for herein when due, and only to the extent that such payments are not made from the Trust or otherwise paid by another Employer.  Nothing herein shall give a Participant, Beneficiary, or other person any right to a specific asset of an Employer or the Trust, other than as a general creditor of the Employer.

Section 10.02 Employment Rights.  Nothing contained herein shall confer any right on an Participant to be continued in the employ of any Employer or affect the Participant's right to participate in and receive benefits under and in accordance with any pension, profit-sharing, incentive compensation, or other benefit plan or program of an Employer.

Section 10.03 Non-Alienation. Except as otherwise required by a Qualified Domestic Relations Order, no right or interest of an Participant, Spouse, or other Beneficiary under this Plan shall be subject to voluntary or involuntary alienation, assignment, or transfer of any kind.  Payments shall be made to an Alternate Payee to the extent provided in a Qualified Domestic Relations Order.  To the extent permitted by Code Section 409A and the guidance thereunder, payments pursuant to a Qualified Domestic Relations Order may be made in a lump sum and before the Participant's earliest retirement age (as defined by ERISA Section 206(d)(3)(E)(ii)).

Section 10.04 Tax Withholding.  The Employer or Trustee may withhold from any distribution hereunder amounts that the Employer or Trustee deems necessary to satisfy federal, state, or local tax withholding requirements (or make other arrangements satisfactory to the Employer or Trustee with regard to such taxes).

Section 10.05 Other Plans.  Amounts and benefits paid under the Plan shall not be considered compensation to the Participant for purposes of computing any benefits to which he may be entitled under any other pension or retirement plan maintained by an Employer.

Section 10.06 Liability of Affiliated Employers.  If any payment to be made under the Plan is to be made on account of an Participant who is or was employed by an Affiliated Employer, the cost of such payment shall be borne in such proportion as the Company and the Affiliated Employer agree.

Section 10.07 Facility of Payment.  In the event the Administrator determines, on the basis of medical reports or other evidence satisfactory to the Administrator, that the recipient of any benefit payments under the Plan is incapable of handling his affairs by reason of minority, illness, infirmity or other incapacity, the Administrator may disburse such payments, or direct the Trustee to disburse such payments, as applicable to a person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under State law of the care and control of such recipient.  The receipt by such person or institution of any such payments shall be complete acquittance therefore, and any such payment to the extent thereof, shall discharge the liability of the Trust for the payment of benefits hereunder to such recipient.

Section 10.08 Plan Records.  The Administrator shall maintain the records of the Plan on a calendar-year basis.

Section 10.09 USERRA.  Notwithstanding anything herein to the contrary, the Administrator shall permit any Participant election and make any payments hereunder required by the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, 38 U.S.C. 4301-4334.

This restatement of the Plan has been signed by the following duly authorized officer of Steak n Shake Operations, Inc., acting on behalf of Steak n Shake Operations, Inc., and by the following duly authorized officer of Biglari Holdings Inc., acting on behalf of Biglari Holdings Inc., on this 22nd day of April, 2010.

STEAK N SHAKE OPERATIONS, INC.

By:	/s/ Duane Geiger

Title:	Interim CFO, VP and Controller

BIGLARI HOLDINGS INC.

By:	/s/ Duane Geiger

Title:	Interim CFO, VP and Controller